Exhibit 99.2

Press Release                                    Source:  Avalon Oil & Gas, Inc.



Avalon Oil & Gas Commences Testing Operations in Grant Parish, Louisiana

Thursday February 8, 9:30 am ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc., (OTCBB:AOGS - News) and its partners have commenced field operations designed to provide a measure of the productive capabilities of this property prior to acquisition.

Initial activities have been performed that included a workover of one of the wells to lower the bottom hole pump assembly, along with related modification of the surface components of the pumping unit. This work has been completed, and fluid was recovered with an oil cut showing signs of improvement, although mechanical complications have arisen that have limited production from this well over the last week. These complications have been addressed and this well is expected to be put back on production late this week.

A second well is currently undergoing workover operations to repair or replace the existing downhole pump, as well as provide modifications of the existing surface facilities. A third well has been placed in operation in its current condition.

Upon completion of the current work on the second and third wells, production is expected to continue for a number of weeks in order to monitor the oil cut, total fluid production, and saltwater disposal capabilities of the property.

Avalon owns an undivided twenty five percent (25%) working interest in the property. A due diligence evaluation is also underway on the property.

Avalon and KROG are continuing their focus on enhancing operating synergies in the Southwest Arkansas, Northwest Louisiana and East Texas region through acquisition of other mature production in the area. The area immediately surrounding these new properties consists mainly of independent producers.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc. is an oil and gas company engaged in the acquisition of oil and gas producing properties with multiple enhancement opportunities.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company's website at www.avalonoilinc.com.


Contact:
Avalon Oil & Gas, Inc., Minneapolis
Kent Rodriguez, 952-746-9655
Fax: 952-746-5216

Source: Avalon Oil & Gas, Inc.